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                                                                    EXHIBIT 99.4

For More Information:

Matthew Kyler
Stockwalk Group, Inc.
763.542.3626
mkyler@stockwalk.com


FOR IMMEDIATE RELEASE:


            STOCKWALK GROUP ANNOUNCES NEW CHIEF EXECUTIVE OFFICER FOR
                   MILLER JOHNSON STEICHEN KINNARD SUBSIDIARY


MINNEAPOLIS...October 5, 2001...Stockwalk Group, Inc. (Nasdaq: STOK) has announced that David B. Johnson has been named Chief Executive Officer of Miller Johnson Steichen Kinnard, Inc. (MJSK) of Minneapolis. Mr. Johnson previously has served as president of Stockwalk Group and also as president of MJSK.

         Mr. Johnson replaces Eldon C. Miller as chief executive officer of MJSK, a full-service broker dealer with 650 employees, 350 registered representatives and 28 branch offices in eight states. Mr. Miller, who volunteered his resignation of the MJSK CEO job to the Stockwalk Group board, will remain Chairman of the Board and will serve MJSK as the Director of Fixed Income.

"I felt it was important that MJSK have new leadership as we reorganize and move that company forward," said Mr. Miller. "David Johnson is the right person at the right time to lead MJSK and I will do everything I can to support him in this endeavor."


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Mr. Johnson was an original partner of Miller Securities, Inc., that was founded by Mr. Miller in 1981, and has served in various capacities with the firm for almost all of the past 20 years.

ABOUT STOCKWALK GROUP, INC.

         Based in Minneapolis, Minnesota, Stockwalk Group, Inc. is the parent company of Miller Johnson Steichen Kinnard, Inc., a full-service brokerage firm of approximately 400 investment executives in eight states; and Stockwalk.com, Inc., an online trading company (AOL keyword: Stockwalk). Stockwalk Group, Inc. common stock trades on the Nasdaq Stock Market under the symbol STOK. Its broker dealer subsidiaries are members of the National Association of Securities Dealers (NASD) and the Securities Investor Protection Corporation (SIPC). Miller Johnson Steichen Kinnard is a member of the Chicago Stock Exchange.

For more information, visit www.stockwalkgroup.com or contact mkyler@stockwalk.com.

Safe Harbor/Forward Looking Statement: This press release may contain forward-looking statements within the context of the Private Securities Litigation Reform Act of 1995 and may involve certain risks and uncertainties that could cause actual results to differ materially from expectations and such forward-looking statements. These risks and uncertainties may include, but are not limited to, the general economic environment, condition of the financial markets and securities industry, changes in consumer behavior, rapidly growing competition in the financial services industry, decreased trading activity,


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successful implementation of the company's long-term strategy, development and acceptance of new products and services, dependence on and competition for key personnel. For a complete discussion of risks and uncertainties that may cause actual results to differ from those reflected in such forward looking statements, please refer to Exhibit 99.1 in our quarterly Form 10-Q report filed with the Securities and Exchange Commission on August 14, 2001.